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                                                                   EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report dated February 12, 1999 (except for the last paragraph of Note 6, as to which the date is March 19, 1999), in the Registration Statement on Form S-3 and related Prospectus of INTERVU, Inc. expected to be filed on or about March 30, 1999.

     We also consent to the incorporation by reference therein of our report dated February 12, 1999, with respect to the financial statement schedule of INTERVU, Inc. for each of the three years in the period ended December 31, 1998 included in the Annual Report (Form 10-K) for 1998 filed with the Securities and Exchange Commission.

                                   ERNST & YOUNG LLP


March 30, 1999
San Diego, California